EXHIBIT 99.1

Contact:

Gulf Resources, Inc. David Wang, VP of Finance Email: gfre.2008@vip.163.com Helen Xu Email: beishengrong@vip.163.com Web: http://www.gulfresourcesinc.cn
CCG Investor Relations Inc.
Linda Salo, Sr. Financial Writer
Phone: +1-646-922-0894
Email: linda.salo@ccgir.com

Crocker Coulson, President
Phone: +1-646-213-1915
Email: crocker.coulson@ccgir.com
Website: http://www.ccgirasia.com

Gulf Resources Raises Fiscal Year 2010 Guidance

SHANDONG, China, September 15, 2010 -- Gulf Resources, Inc. (Nasdaq: GFRE) ("Gulf Resources" or the "Company"), a leading manufacturer of bromine, crude salt and specialty chemical products in China, today announced that the Company has raised its guidance for fiscal year 2010 based upon the favorable bromine pricing environment and improved production efficiency.

Due to the strong demand for bromine in China, especially from the application of the pharmaceutical sector, bromine prices have continued to rise and reached over RMB 23,000 per ton in the beginning of September 2010. Given the improved pricing environment, the Company is renegotiating contract prices with customers to incorporate the current market price, to be effective beginning in October 2010. In addition, the management conducted a restructuring of bromine factory employees in the beginning of July 2010 to improve production efficiency and continues to implement cost controls to maintain profit margins.

As a result of the increase in bromine prices, Gulf Resources has raised its 2010 full-year guidance for revenue from between $146 million and $150 million to between $151 million and $155 million, an increase of 37% to 41% over 2009 revenues of $110.3 million. The company has also raised its net income guidance from between $44 million and $46 million to between $48 million and $50 million, or between $1.38 and $1.44 per diluted share, an increase of between 57% and 63% over 2009 net income of $30.6 million. This updated guidance does not take into account the impact of any additional potential acquisitions.

“We are encouraged by the favorable pricing environment, which provides us with the confidence that we will be able to achieve strong financial performance in the second half of 2010,” said Mr. Xiaobin Liu, CEO of Gulf Resources. “We continue to see strong bromine demand in the domestic market and believe the current bromine prices are sustainable for the foreseeable future. We are optimistic about our strategy to continue to consolidate our leadership position in China.”

About Gulf Resources, Inc.

Gulf Resources, Inc. operates through two wholly-owned subsidiaries, Shouguang City Haoyuan Chemical Company Limited (“SCHC”) and Shouguang Yuxin Chemical Industry Co., Limited (“SYCI”). The Company believes that it is one of the largest producers of bromine in China. Elemental Bromine is used to manufacture a wide variety of compounds utilized in industry and agriculture. Through SYCI, the Company manufactures chemical products utilized in a variety of applications, including oil & gas field explorations and as papermaking chemical agents. For more information about the Company, please visit www.gulfresourcesinc.cn.

Forward-Looking Statements

Certain statements in this news release contain forward-looking information about Gulf Resources and its subsidiaries business and products within the meaning of Rule 175 under the Securities Act of 1933 and Rule 3b-6 under the Securities Exchange Act of 1934, and are subject to the safe harbor created by those rules. The actual results may differ materially depending on a number of risk factors including, but not limited to, the general economic and business conditions in the PRC, future product development and production capabilities, shipments to end customers, market acceptance of new and existing products, additional competition from existing and new competitors for bromine and other oilfield and power production chemicals, changes in technology, the ability to make future bromine asset purchases, and various other factors beyond its control. All forward-looking statements are expressly qualified in their entirety by this Cautionary Statement and the risks factors detailed in the Company's reports filed with the Securities and Exchange Commission. Gulf Resources undertakes no duty to revise or update any forward-looking statements to reflect events or circumstances after the date of this release.

###